Exhibit 10.10

ANDA NETWORKS, INC.

February 21, 2007

Charles R. Kenmore

ANDA Networks, Inc.

Dear Charles:

We are pleased to inform you that on February 21, 2007, the Board of Directors of ANDA Networks, Inc. (the “Company”) approved the following changes to your cash compensation. Effective as of April 1, 2006, your annual base salary rate will be increased from $199,750.00 to $250,000.00 and your annual bonus opportunity will be reduced to $161,250.00 from $211,500.00, with the total annual base salary and bonus opportunity remaining at $411,250.00.

At the February 15, 2007 payroll date, you will be paid an additional amount of $23,031.25, which reflects the increase in base salary rate from April 1, 2006 through January 31, 2007, less the bonus amounts paid to you for Q2 2006 through Q4 2006 that was at the higher bonus rate. Commencing with the February 15, 2007 payroll date, your base salary will be paid at the annual rate of $250,000.00 and the Ql 2007 bonus will be paid at the annual rate of $161,250.00, provided that you meet the performance objectives set forth by the Company and as determined by the Company, in its sole discretion. You acknowledge and agree that with the payment of $23,031.25 and the base salary payment at the annual rate of $250,000.00, the Company has paid you all amounts due and payable to you through February 15, 2007.

Employment with the Company is still for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. The “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Company’s Board of Directors (other than you).

Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours,

ANDA NETWORKS, INC.

By:
Name:
Title:	Board member, Compensation Committee

ACCEPTED AND AGREED TO:

Charles R. Kenmore

2/21/07
Date